Exhibit 99

Contacts:
Pelican Financial, Inc. – Howard Nathan, CFO - P:734 662-9733
Marcotte Financial Relations – Mike Marcotte – P:248 656-3873

Pelican Financial, Inc. Posts
Record Q2 and Midyear Net Income.
Q2 Earnings Jump 402%.
Midyear Earnings Rises 180%	For Immediate Release

ANN ARBOR, Mich., July 23, 2003 – Pelican Financial, Inc. (AMEX: PFI), the holding company for Washtenaw Mortgage Company and Pelican National Bank, posted record results for the second quarter and first half, with net income rising 402% for the quarter and 180% for the half. Charles C. Huffman, President and CEO, reported the upbeat results today.

Second-quarter results

For the three months ended June 30, 2003, the Company recorded net income of $3,257,121, or $0.73 per share, a sharp turnaround from the year-earlier net loss of $1,079,352, or $0.24 per share. The improvement reflects a 58% rise in net interest income, principally from higher loan fees; and a 256% jump in noninterest income, chiefly from gains on the sale of loans and mortgage-servicing rights. The results for both periods include hefty pre-tax noncash charges for mortgage-servicing-rights valuation adjustments. The Q2-2003 charge was $2,830,175, equivalent to $0.64 per share, and the Q2-2002 charge was $2,718,506, equivalent to $0.61 per share.

After the mortgage servicing rights valuation adjustment, the mortgage-servicing portfolio is valued at $14.0 million with a capitalization rate of 59 basis points. The portfolio has a weighted average interest rate of 6.28%.  The Company has a reserve for impairment of its servicing portfolio totaling $13.5 million at June 30, 2003, up $7.8 million from $5.7 million at June 30, 2002.

At Washtenaw Mortgage, net income rose 327% to $3,405,590, from a year-ago net loss of $1,496,495. The improvement came from higher mortgage volume and loan fees, along with a triple-digit jump in noninterest income from gains on the sale of loans and mortgage-servicing rights.  Mortgage volume for the quarter was a record $1.3 billion.

At Pelican National Bank, net income was $207,345, off from year-earlier net income of $495,780. Net interest income was up 22%, while noninterest income was off 17%, reflecting higher expenses for the operation of a third branch and a higher loan-loss provision.

Six-month results

Six-month results were quite favorable, as well. Net income for the holding company rose 180% to $6,188,149, or $1.39 per share, from $2,210,972, or $0.50 per share, a year ago.  Net interest income rose 19% and noninterest income rose 104%.

Buoyed by record origination volume, net income at Washtenaw Mortgage jumped nearly 300% to $6,064,614, from $1,531,759 for the first half of 2002. While net interest income was up 18%, noninterest income nearly doubled, rising to $30,469,359, chiefly from gains on the sale of loans and mortgage-servicing rights. Midyear-2003 results include a loan-servicing-rights impairment charge of $4,635,179, equal to $1.04 per share. The impairment charge for 2002’s first half was $2,881,523, or $0.65 per share.

Pelican National Bank’s midyear results were dampened by a higher loan-loss provision, noticeably higher operating expenses from the operation of a third branch, and growth in the branch and lending teams. Net income was $557,437, compared with $897,382 a year ago. Net interest income was up 19%, despite margin pressure and modest loan run-off. Noninterest income was off 7%, from lower sales of loans and mortgage-serving rights.  Bank service charges and fees, however, were up 39%.

At the close of the first half, the Bank’s assets were $232,739,688, up 25% for the six-months and 40% from a year ago; loans outstanding were $103,979,525, off 1% for the first six-months, and up 3% since June 30, 2002; and deposits totaled $199,651,003, up 30% year-to-date, and up 51% over 2002’s midyear point. The loan-loss allowance at the half was $1,128,137, or 1.08% of total loans outstanding.

Mr. Huffman said, “We saw exceptional operating performance from both of our subsidiaries for the second quarter and first half. Origination volume at Washtenaw reached record levels while we continue to drive-down transaction costs through our advanced technological capabilities.  We also increased our market presence and market share in the Western and Southwestern states. These regions accounted for fully 19% of our total volume.

“Results at Pelican National Bank were solid, but muted by growth-related expenses, notably from a higher personnel count and a third branch. Deposits at the newest branch in San Carlos are at $544,000.

“We are optimistic about the third quarter and second half. Interest rates are expected to remain attractive and the outlook for housing sales and construction is positive. New- and refinance-mortgage activity is brisk. Our pipeline of rate-lock commitments is at $624 million or up 161% from $239 million at yearend. We started the third quarter with record origination volume at Washtenaw Mortgage. Additionally, because of impairment charges over preceding quarters, our mortgage-servicing-rights portfolio is valued at 0.59% of loans outstanding. This positions us well for positive adjustments going forward in the event of a swing upwards in interest rates.

At PNB, we have named a new president, Michael N. Clemens.  We are excited about his joining our team. While we anticipate continued margin pressure, we expect further growth of franchise value and improved operating results.”

Pelican Financial, Inc., (PFI) is the holding company for Washtenaw Mortgage Company, headquartered in Ann Arbor, Michigan, and Pelican National Bank of Naples, Florida. Founded in 1981, Washtenaw Mortgage Company is a leading wholesale mortgage banker. Pelican National Bank, founded in 1997, is a full service community bank with branches in Naples, Fort Myers, and San Carlos, Florida.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

(financial schedules follow)

PELICAN FINANCIAL, INC.

Consolidated Balance Sheets

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash and cash equivalents
Cash and due from banks	$5,027,284	$10,410,554
Interest-bearing deposits	107,944,204	33,005,000
Federal funds sold	6,530,701	13,946,381
Total cash and cash equivalents	119,502,189	57,361,935
Accounts receivable, net	6,826,540	7,962,115
Securities available for sale	4,984,310	2,560,305
Federal Reserve & Federal Home Loan Bank Stock	1,230,000	1,330,000
Loans held for sale	248,234,005	192,488,348
Loans receivable, net	104,291,350	104,533,053
Mortgage servicing rights, net	14,041,059	13,799,691
Other real estate owned	1,855,102	1,293,148
Premises and equipment, net	2,712,114	2,410,902
Other assets	2,068,723	1,958,466

	$505,745,392	$385,697,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$123,817,309	$87,304,821
Interest-bearing	73,168,975	66,428,958
Total deposits	196,986,284	153,733,779
Due to bank	58,302,118	34,849,016
Notes payable	74,605,436	43,866,403
Repurchase agreements	94,569,913	82,987,994
Federal Home Loan Bank borrowings	18,000,000	18,000,000
Other liabilities	26,153,250	20,430,113
Total liabilities	468,617,001	353,867,305

Commitments and contingencies

Shareholders’ equity
Preferred stock, 200,000 shares authorized; none outstanding
Common stock, $.01 par value 10,000,000 shares authorized; 4,441,221 and 4,440,241 outstanding at June 30, 2003 and December 31, 2002 respectively	44,412	44,402
Additional paid in capital	15,351,796	15,345,573
Retained earnings	21,719,466	16,426,842
Accumulated other comprehensive income, net of tax	12,717	13,841
Total shareholders’ equity	37,128,391	31,830,658

	$505,745,392	$385,697,963

PELICAN FINANCIAL, INC.

Consolidated Statements of Income and Comprehensive Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Interest income
Loans, including fees	$6,237,562	$4,373,744	$11,580,229	$10,376,294
Investment securities, taxable	125,779	180,401	204,261	292,240
Federal funds sold and overnight accounts	145,002	78,691	245,017	119,503
Total interest income	6,508,343	4,632,836	12,029,507	10,788,037

Interest expense
Deposits	548,019	850,761	1,132,734	1,742,569
Other borrowings	1,989,911	1,273,732	3,653,143	2,935,773
Total interest expense	2,537,930	2,124,493	4,785,877	4,678,342

Net interest income	3,970,413	2,508,343	7,243,630	6,109,695

Provision for loan losses	290,000	80,000	370,000	230,000

Net interest income after provision for loan losses	3,680,413	2,428,343	6,873,630	5,879,695

Noninterest income
Gain on sales of securities	57,708	50,070	129,360	50,070
Service charges on deposit accounts	47,615	31,302	100,209	72,122
Servicing income	1,718,934	1,649,970	3,444,115	2,919,617
Gain on sales of mortgage servicing rights and loans, net	15,089,407	2,956,481	26,550,985	11,793,457
Other income	369,160	165,623	542,182	227,506
Total noninterest income	17,282,824	4,853,446	30,766,851	15,062,772

Noninterest expense
Compensation and employee benefits	7,627,988	2,782,718	13,675,940	8,012,540
Occupancy and equipment	697,299	452,175	1,315,631	824,986
Telephone	180,823	141,926	333,868	289,180
Postage	213,581	134,869	404,867	279,761
Amortization of loan servicing rights	1,461,817	1,197,376	2,649,485	2,126,862
Loan servicing rights valuation adjustment	2,830,175	2,718,506	4,635,179	2,881,523
Other noninterest expense	2,983,335	1,482,877	5,210,075	3,165,019
Total noninterest expense	15,995,018	8,910,447	28,225,045	17,579,871

Income (loss) before income taxes	4,986,219	(1,628,658)	9,415,436	3,362,596
Provision for income taxes	1,711,098	(549,306)	3,227,287	1,151,624

Net income (loss)	$3,257,121	$(1,079,352)	$6,188,149	$2,210,972

Basic earnings (loss) per share	$0.73	$(0.24)	$1.39	$0.50

Diluted earnings (loss) per share	$0.73	$(0.24)	$1.39	$0.49

Comprehensive income (loss)	$3,394,569	$(1,028,246)	$6,196,666	$2,232,839